Exhibit 4.9(ii)

C22017

Contract No.: [A106616]

LOAN AGREEMENT

(Applicable to online execution of revolving working capital loans for corporate customers through Online Banking / “Little Giant” APP / Jinghang Corporate Banking APP channels)

Borrower: WIPO (Shanghai) New Energy Technology Co. Ltd

Lender: Bank of Beijing Co., Ltd. Shanghai Branch

Execution Date: May 26, 2025

In accordance with the Civil Code of the People’s Republic of China and other laws and regulations, the parties hereto, through equal consultation on a voluntary basis and in consensus, hereby enter into this Agreement at the domicile of Bank of Beijing Co., Ltd. Shanghai Branch (hereinafter referred to as the “Lender” or “Bank of Beijing”) on the Execution Date set forth on the cover page of this Agreement, and undertake to abide by the same.

Borrower:	WIPO (Shanghai) New Energy Technology Co. Ltd

Unified Social Credit Code:	91310107324485470F	Business License No.:	91310107324485470F

Legal Representative/Principal:	Yuejin Liu

Mailing Address:	17/F, No. 501 Wuning Road, Putuo District, Shanghai

Telephone:	*****

Postal Code:	201203	Fax:	021-61311590

Contact Person:	Rui Xie	Title:	Finance Director

Contact Mobile:	*****	Email:	****@wipo.com

Lender:	Bank of Beijing Co., Ltd. Shanghai Branch

Legal Representative/Principal:	Wei Yu

Mailing Address:	No. 1500 Pudong Nan Road, Pudong New Area, Shanghai	Telephone:	021-20612999

Postal Code:	200122	Fax:	021-20612999

PART I CONDITIONS TABLE

A. Related Contract (complete if applicable):

This Agreement is a specific business contract under the Comprehensive Credit Facility Agreement No. [A068489] entered into by and between the Credit Grantor Bank of Beijing Co., Ltd. Shanghai Branch and the Credit Recipient WIPO (Shanghai) New Energy Technology Co. Ltd

B. Loan Amount and Term:

B.1 The currency of the loan under this Agreement is RMB, and the amount is (in case of inconsistency between uppercase and lowercase amounts, the uppercase amount shall prevail; the same applies hereinafter):

(in words) Renminbi Ten Million Yuan Only, (in figures) RMB 10,000,000.00.

B.2 The loan term under this Agreement is (mark ☑ in the □ box to indicate applicability, and mark ☒ to indicate non-applicability; the same applies hereinafter):

☒ From the date of first drawdown X.

☑ From the drawdown date to May 26, 2026.

B.3 The final maturity date of the loan shall be the expiry date of the loan term agreed in Section B.2 above.

C. Contract Interest Rate (annual interest rate, simple interest) (mark ☑ in the □ box to indicate applicability, and mark ☒ to indicate non-applicability; the same applies hereinafter):

C.1 If the loan is denominated in RMB, the contract interest rate under this Agreement shall be:

☑ (1) Fixed rate, being the ☑ 1-year ☒ Over 5-year ☒ Other [ X ] ( ☑ PBOC LPR ☒ Bank LPR ) plus [ 0 ] basis points ☒ minus [ X ] basis points on the day prior to the drawdown date, which rate shall not be adjusted with changes in the PBOC LPR or Bank LPR.

☒ (2) Floating rate, being the ☒ 1-year ☒ Over 5-year ☒ Other [ X ] ( ☒ PBOC LPR ☒ Bank LPR ) ☒ plus [ X ] basis points ☒ minus [ X ] basis points on the day prior to the drawdown date, and floating as agreed in Section 2.4 of this Agreement; the contract interest rate adjustment frequency shall be: ☒ First day of month ☒ Corresponding day of month ☒ First day of quarter ☒ Corresponding day of quarter ☒ First day of year ☒ Corresponding day of year ☒ Fixed day of month (designated date [ X ] year [ X ] month [ X ] day) ☒ Fixed day of quarter (designated date [ X ] year [ X ] month [ X ]) ☒ Fixed day of half year (designated date [ X ] year [ X ] month [ X ] day) ☒ Fixed day of year (designated date [ X ] year [ X ] month [ X ] day) ☒ Immediate adjustment.

C.2 If the loan is denominated in a foreign currency, the rate shall be determined by adding points to the X -month “HIBOR (applicable to HKD) or LIBOR (applicable to other foreign currencies)” rate (based on the rate of the second business day prior to the drawdown date), with the minimum increase of [ X ] basis points, and floating as agreed in Section 2.4 of this Agreement. The specific rate shall be as recorded in the loan note approved by Bank of Beijing.

D. Drawdown Period, Loan Fund Payment and Account Monitoring:

D.1 The drawdown period shall be 364 days from the Execution Date of this Agreement.

D.2 The payment method for loan funds shall be as recorded in the loan note approved by Bank of Beijing; provided that for single payment amounts exceeding RMB 10 million, the lender entrusted payment method shall be adopted.

D.3 Loan funds shall be disbursed to the Borrower’s account with Bank of Beijing:

Account No. 20000081371631141099833 (which account may be changed with the consent of Bank of Beijing, but the Borrower shall select the changed account when initiating a drawdown application through the online banking system). The Borrower shall process external payments using the loan funds through such account and accept the inspection and supervision of Bank of Beijing.

D.4 The account opened by the Borrower at Bank of Beijing Shanghai Yangtze River Delta Integration Demonstration Zone Sub-branch (account-opening bank name) with Account No. 20000081371631141099833 in the name of WIPO (Shanghai) New Energy Technology Co. Ltd shall be the Borrower’s cash collection account (which account may be changed with the consent of Bank of Beijing); the Borrower shall regularly (i.e., within 5 business days before the end of each quarter) provide Bank of Beijing with information on the cash collection status of such account and account transaction flow, and undertake to cooperate with Bank of Beijing’s inspection and supervision.

D.5 With respect to the above account, Bank of Beijing shall conduct inspection, supervision, and management in accordance with ☑ the provisions of this Agreement ☒ a separate account supervision agreement entered into by both parties and the provisions of this Agreement.

E. Purpose of Loan:

Payment for goods, salaries, and other daily operating expenses.

F. Loan Principal Repayment Schedule:

All loan principal shall be repaid by the final maturity date; during the loan term, the loan principal shall be repaid in accordance with the following agreement; the specific repayment schedule shall be as set forth in the loan note approved by Bank of Beijing:

☑ Lump-sum repayment of all loan principal upon maturity.

G. Interest Repayment Schedule:

All interest shall be paid in full by the final maturity date; during the loan term, interest shall be paid in installments as agreed below:

☑ Monthly fixed day (21st day of each month).

☒ Quarterly fixed day (21st day of the last month of each quarter).

☒ Others: X .

☒ (Applicable to foreign currency loans only) Interest shall be paid once per period based on the number of months of the interest rate term selected under Section C.2, with the interest payment date being the day following the corresponding date of the final month of each period from the drawdown date (or the last day of the month if there is no corresponding date).

M. Security (other security arrangements see the Special Provisions column of this Agreement; all subject to the security documents):

☑ Guarantee, Guarantor Name: Yuejin Liu.

☒ Pledge, Pledger Name: X .

☒ Mortgage, Mortgagor Name: X .

U. Annexes (loan notes and the following annexes form part of this Agreement):

X .

W. Enforcement Notarization:

☒ This Agreement shall be notarized for enforcement within X days from the date of execution.

☑ This Agreement is not required to be notarized for enforcement.

X. Special Provisions:

X.1 This Agreement is executed by the lending and borrowing parties through Bank of Beijing’s electronic channels. In addition to complying with this Agreement and its valid amendments and supplements, both parties shall also comply with the relevant service agreements, articles, policies of Bank of Beijing’s electronic channels, and business rules including but not limited to tips, announcements, and notices relating to this business published by the Lender to the Borrower through such channels from time to time. The aforesaid agreements, articles, policies, and business rules shall apply to the rights and obligations relationship between the lending and borrowing parties under this Agreement.

PART II BASIC TERMS OF AGREEMENT

1. Definitions and Interpretation

1.1 In this Agreement, unless otherwise expressly stated, the following terms shall have the meanings set forth below:

“This Agreement” means the entirety of the following documents: the Conditions Table, the Basic Terms of Agreement, electronic loan notes generated through Bank of Beijing’s corporate online lending platform based on which loans have been successfully disbursed, annexes to this Agreement, and other documents that validly determine the rights and obligations of both parties under this Agreement (including but not limited to supplementary agreements, letters of undertaking, etc.); if no different explanation is provided, it refers only to the provisions in the Conditions Table and Basic Terms of Agreement.

“Bank of Beijing Electronic Channels” (or “Electronic Channels”) means the electronic channels provided by Bank of Beijing to its customers, through which customers may submit demand instructions to the account-opening bank via the internet, thereby achieving Bank of Beijing service functions such as application for drawdown and inquiry. Currently available electronic channels include the “Little Giant” APP developed by Bank of Beijing, the Jinghang Corporate Banking APP, and Bank of Beijing Corporate Online Banking.

“PBOC Loan Prime Rate (PBOC LPR)”: means the benchmark loan reference rate calculated and published by the National Interbank Funding Center authorized by the People’s Bank of China, quoted by representative quoting banks based on the loan interest rate offered to their most creditworthy customers plus points formed by open market operation rates; if the PBOC LPR for the corresponding term is not published by the National Interbank Funding Center on the day prior to the drawdown date/adjustment frequency determination date of this Agreement, the PBOC LPR published on the preceding day shall prevail, and so on. If the PBOC LPR is abolished, the rate determined and published by Bank of Beijing in accordance with law shall prevail.

“Bank Loan Prime Rate (Bank LPR)”: means the loan prime rate independently proposed and published by Bank of Beijing Co., Ltd.; if Bank of Beijing Co., Ltd. does not publish the Bank LPR for the corresponding term on the day prior to the drawdown date/adjustment frequency determination date of this Agreement, the Bank LPR published on the preceding day shall prevail, and so on.

“LIBOR (HIBOR)”: means the London (Hong Kong) Interbank Offered Rate published on the relevant pages of authoritative financial information systems such as Reuters or Bloomberg at approximately 11:00 a.m. London (Hong Kong) time on the relevant day; if the above interest rate data does not exist on that day, the latest available data shall prevail.

“Entrusted Payment”: means that Bank of Beijing, based on the Borrower’s drawdown application and payment authorization, pays the loan funds through the Borrower’s account to the Borrower’s counterparty for transactions consistent with the purpose agreed in this Agreement.

“Autonomous Payment”: means that Bank of Beijing, based on the Borrower’s drawdown application, disburses the loan funds to the Borrower’s account, and the Borrower autonomously pays the funds to the Borrower’s counterparty for transactions consistent with the purpose agreed in this Agreement.

“Security Documents” means any security contracts, security clauses, letters of guarantee, and other documents and undertakings that establish security and are signed by or with the consent of the security provider.

“Actual Controller” means the natural person shareholder who controls the Borrower/Security Provider, or a natural person who can actually control the conduct of the Borrower/Security Provider through investment relationships, agreements, or other arrangements.

“Loss of Contact” means that Bank of Beijing is unable to contact the relevant party after reasonable efforts using the contact information listed at the beginning of this Agreement.

“Laws and Regulations” means the laws, administrative regulations, and judicial interpretations of the Supreme People’s Court applicable in the mainland region of the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan region.

“Financial Regulations” means the rules, regulations, and orders of the banking regulatory authorities, the People’s Bank of China, and the foreign exchange administration departments.

“Business Day” means any day on which Bank of Beijing is open for general corporate banking business, excluding statutory holidays and Saturdays and Sundays, but including Saturdays and Sundays on which the government temporarily requires the public to work.

“Corresponding Day”: Monthly corresponding day means the corresponding date of the drawdown date in each month (or the last day of the month if there is no corresponding date); quarterly corresponding day means the corresponding date of the drawdown date in the final month of each three-month period (or the last day of the month if there is no corresponding date); annual corresponding day means the corresponding date of the drawdown date in each year (or the last day of the month if there is no corresponding date).

“Fixed Day”: Monthly fixed day means the corresponding date in each month from the designated date (or the last day of the month if there is no corresponding date); quarterly fixed day means the corresponding date every three months from the designated date (or the last day of the month if there is no corresponding date); semi-annual fixed day means the corresponding date every six months from the designated date (or the last day of the month if there is no corresponding date); annual fixed day means the corresponding date every twelve months from the designated date (or the last day of the month if there is no corresponding date).

1.2 The above definitions shall continue to apply under or in connection with this Agreement or in any document made under this Agreement, unless otherwise expressly stated in such document.

1.3 The sequence of provisions in the Conditions Table of this Agreement shall follow the sequence numbers given in this Agreement, not the natural alphabetical order.

2. Loan

2.1 The currency, amount, and term of the loan under this Agreement are as set forth in Section B of this Agreement. The actual amount and drawdown date of each drawdown under this Agreement shall be as recorded in the loan note approved by Bank of Beijing.

2.2 The Borrower may apply for drawdown of the loan during the drawdown period agreed in Section D of this Agreement; any undrawn loan shall be automatically cancelled after the expiry of the drawdown period and may not be drawn thereafter. Each time the Borrower requests a drawdown, all of the following conditions shall be satisfied:

(1) The security documents for the security described in this Agreement have been entered into and become effective, and the delivery, registration (i.e., registration with the corresponding statutory registration authority according to the type of immovable property (if any) mortgage, movable property (if any) mortgage, rights (if any) pledge, etc.) and other formalities have been completed; where the security provider is a legal person or unincorporated organization, the Borrower has provided Bank of Beijing with the internal effective resolution or approval of the security provider agreeing to provide security (except for entities that are not required to provide internal resolutions under applicable laws and regulations, such as financial institutions issuing letters of guarantee or guarantee companies providing guarantees); if the security provider is a listed company/a publicly disclosed subsidiary of a listed company/a company whose shares are traded on other national securities trading venues approved by the State Council, the resolution shall also be publicly disclosed in accordance with laws and regulations;

(2) The Borrower has completed account opening and other relevant formalities as reasonably required by Bank of Beijing, and has provided Bank of Beijing with reasonable explanations of the specific use of funds and the arrangement of fund flows, together with relevant documents and proof, which have been reviewed and accepted by Bank of Beijing without objection; if this Agreement is a credit facility under the Comprehensive Credit Facility Agreement described in Section A, the Borrower’s available limit under such Comprehensive Credit Facility Agreement must be sufficient;

(3) The Borrower has successfully registered as an electronic channel user through Bank of Beijing’s electronic channels;

(4) No event of default has occurred under this Agreement by the Borrower, and no event of default has occurred under the security documents by the security provider;

(5) The then effective laws and regulations, financial regulations, state credit policies, and credit limit management requirements have not materially adversely affected either party’s performance of this Agreement, nor have they prohibited or restricted the grant or drawdown of the loan under this Agreement;

(6) Other conditions as agreed in this Agreement and as provided by laws and regulations and financial regulations.

2.3 After the Borrower has satisfied the drawdown conditions, the Borrower shall initiate an irrevocable drawdown application through Bank of Beijing’s electronic channels on a business day; where the Borrower has satisfied the drawdown conditions, Bank of Beijing shall disburse the loan in full within 3 business days after review and approval. Once the loan funds are credited to the Borrower’s account, they shall be deemed to have been drawn and utilized by the Borrower, and the same day shall be the drawdown date for such loan and interest shall begin to accrue at the contract interest rate on a simple interest basis (calculated daily at the daily interest rate). For RMB loans drawn in multiple tranches, the contract interest rate initially applicable to each drawdown shall be determined separately based on the PBOC Loan Prime Rate (PBOC LPR) or Bank Loan Prime Rate (Bank LPR) of the day prior to the drawdown date and the basis points addition/subtraction described in Section C.1 of this Agreement.

Where loan funds are disbursed through Bank of Beijing’s entrusted payment, (i) the Borrower shall submit complete relevant transaction materials such as commercial contracts (including but not limited to transaction documents or vouchers with clear transaction parties and complete signatures/stamps and in standard format) at least 3 business days in advance (or within such other period as reasonably required by Bank of Beijing), which materials shall be reviewed by Bank of Beijing prior to the disbursement of loan funds to determine whether they comply with the conditions agreed in this Agreement; after Bank of Beijing’s review and approval, the loan funds shall be paid through the Borrower’s account to the Borrower’s counterparty (the Borrower is not required to separately provide settlement vouchers for the transfer), and records shall be maintained; the time for the loan funds to reach the counterparty’s account shall be determined with reference to the arrival time under the remittance settlement method and is subject to the operating hours of the relevant systems; settlement fees shall be deducted by Bank of Beijing from the Borrower’s account on a per-transaction or aggregated basis at the fee rates then in effect at the time of payment (the Borrower may also voluntarily pay such fees in advance); (ii) any delay in disbursement or entrusted payment caused by incomplete,不合格, untimely submission of materials by the Borrower, or the existence of reasonable doubts, shall be the responsibility of the Borrower; (iii) if due to abnormal status of the Borrower’s account, incomplete or inaccurate account information provided by the Borrower regarding the counterparty or abnormal status of the counterparty’s account, inter-bank payment system or clearing system issues, or other reasons not attributable to Bank of Beijing, the funds fail to be timely paid out after reaching the Borrower’s account or fail to timely reach the counterparty’s account, the resulting settlement fees, loan interest, and other losses and delays shall be borne by the Borrower; provided that Bank of Beijing shall use reasonable efforts to continue processing the payment to the counterparty’s account, or retain the funds in the Borrower’s account/suspense account and notify the Borrower to complete the relevant formalities.

Where loan funds are subject to the Borrower’s autonomous payment, the Borrower shall promptly provide a loan fund utilization plan as required by Bank of Beijing, and shall report the fund payment status in aggregate to Bank of Beijing within 10 days of the beginning of each month after loan disbursement; Bank of Beijing has the right to verify whether the loan fund payments comply with this Agreement through means such as account analysis, review of fund transfer vouchers, or on-site investigation, and the Borrower shall cooperate.

Where loan funds are disbursed through Bank of Beijing’s entrusted payment or are required to be monitored by Bank of Beijing, prior to full repayment of the debts under this Agreement, Bank of Beijing has the right to monitor the use of the relevant account and funds within the account by means such as refusing to sell checks, not processing universal deposits and withdrawals, or not enabling online banking or telephone banking.

During the loan payment process, if Bank of Beijing determines that the Borrower’s credit status has declined, the profitability of its principal business is weak, or the use of loan funds is abnormal, Bank of Beijing has the right to require a change in the loan fund payment method, and the Borrower shall accept and cooperate.

2.4 When the contract interest rate of the loan under this Agreement is selected as a floating rate or the loan is denominated in a foreign currency, the specific adjustment method for the interest rate shall be: (i) for RMB loans with floating rates, automatic adjustments shall be made on the relevant dates according to the adjustment frequency agreed in Section C.1 of this Agreement based on the PBOC Loan Prime Rate (PBOC LPR) or Bank Loan Prime Rate (Bank LPR) of the day prior to the relevant date agreed in Section C.1 and the basis points addition/subtraction described in Section C.1 (1 basis point equals 0.01%), with segmented interest calculation; (ii) for foreign currency loans, the contract interest rate applicable during each interest period (inclusive of the first day and exclusive of the last day) shall be the LIBOR (HIBOR) rate for the relevant currency and term of the second business day prior to the day preceding the start date of the interest period (expressed as an annual percentage rate) plus the basis point increase agreed in Section C.2 of this Agreement (1 basis point equals 0.01%); the above automatic adjustments shall not be deemed amendments to this Agreement. When converting the contract interest rate from an annual rate to a daily rate, the HKD rate shall be calculated on the basis of 365 days per year, and the RMB and other foreign currency rates shall be calculated on the basis of 360 days per year.

2.5 The Borrower warrants that the loan shall be used for the purpose described in Section E of this Agreement, and warrants that such purpose does not violate laws and regulations and financial regulations; the Borrower undertakes not to use the loan for fixed assets, equity, real estate, or other investments, not to use it for fields or purposes prohibited by the state for production or operation, and not to use it for other projects or businesses prohibited by laws or regulations from using commercial bank loans. If the Borrower needs to change the purpose of the loan, it shall obtain the prior written consent of Bank of Beijing. The Borrower warrants that the transaction materials and counterparty information provided to Bank of Beijing are true, accurate, complete, lawful, and valid, and comply with the purpose agreed in this Agreement.

2.6 The Borrower shall repay the loan principal in accordance with Section F of this Agreement, and shall pay loan interest on schedule in accordance with Section G of this Agreement; each interest period is from one interest payment date (inclusive) to the next interest payment date (exclusive) (the first interest period commences from the drawdown date, and the last interest period ends on the loan principal maturity date); when each tranche of loan principal is repaid, all interest accrued on such loan principal shall be settled, and the final maturity date shall settle all loan principal, interest, and other amounts due. If a non-business day is encountered, the Borrower shall deposit sufficient funds in the account in advance for Bank of Beijing to debit on that day or the first business day thereafter, and interest shall continue to accrue at the contract interest rate on a simple interest basis during the deferred period.

2.7 For the timely payment of relevant amounts due, the Borrower shall open and maintain the relevant account(s) agreed in this Agreement with Bank of Beijing (if the account number changes, this Agreement shall continue to apply after the change), and shall promptly deposit sufficient funds in the agreed account(s) for Bank of Beijing to debit, or the Borrower may directly transfer funds to Bank of Beijing’s account for repayment and shall promptly notify Bank of Beijing of the loan disbursement business number corresponding to the repayment. Bank of Beijing may directly debit the Borrower’s accounts opened within the Bank of Beijing Co., Ltd. system for amounts due and payable by the Borrower, and shall notify the Borrower by statement of account or other means after such debit.

2.8 The loan under this Agreement is a revolving loan, meaning that after the relevant debts have been fully repaid until the expiry of the drawdown period, the Borrower may reapply for drawdown and utilization under the conditions agreed in this Agreement within the scope where the outstanding loan principal balance does not exceed the aggregate amount agreed in Section B.1 of this Agreement, with no limit on the number of revolutions during the drawdown period.

2.9 Bank of Beijing’s internally generated bank accounting vouchers are valid evidence of the loan disbursement and principal and interest repayment under this Agreement, except where there is conclusive and sufficient evidence to the contrary.

3. Prepayment and Extension

3.1 After loan disbursement, the Borrower may apply for prepayment, which may be partial prepayment or full prepayment. The Borrower shall initiate an irrevocable prepayment application through Bank of Beijing’s electronic channels between 9:00 a.m. and 8:00 p.m. on business days; where the Borrower selects partial prepayment, after Bank of Beijing’s review and approval, the Borrower shall repay the prepaid principal on the prepayment date, and the corresponding interest accrued on the prepaid principal shall still be paid on the interest payment date as agreed in this Agreement; where the Borrower selects full prepayment, after Bank of Beijing’s review and approval, the Borrower shall settle all loan principal, interest, and other amounts due (if any) on the prepayment date. Where the Borrower prepays, the Borrower shall initiate the prepayment through its online banking system or other electronic channels as required by Bank of Beijing, or submit a written application to Bank of Beijing with the written consent of Bank of Beijing, and complete the prepayment outside the electronic channels as instructed by Bank of Beijing.

3.2 If the Borrower needs an extension, it shall submit a written extension application to Bank of Beijing at least 30 days prior to the maturity date, explaining the reasons for the extension and making repayment funding arrangements after the extension; after Bank of Beijing’s review and approval and upon satisfaction of the conditions required by Bank of Beijing, both parties shall enter into an extension agreement and complete the extension formalities in accordance with the agreement. If Bank of Beijing does not agree to the extension or both parties fail to enter into an extension agreement, the Borrower shall still repay the loan in accordance with the term agreed in this Agreement.

3.3 During the loan term, Bank of Beijing has the right to require the Borrower to prepay based on the Borrower’s cash collection status (including but not limited to early collection of funds intended for repayment, the Borrower’s available working capital being sufficiently abundant to still meet normal funding needs after prepayment, etc.); after Bank of Beijing’s prepayment notice is served on the Borrower, the relevant loan principal and interest shall become due on the prepayment date designated by Bank of Beijing, and the Borrower shall repay promptly as required.

4. Representations and Warranties

4.1 Both parties mutually represent and warrant that: (1) such party has the qualification and capacity to enter into and perform this Agreement, and the person representing such party in signing this Agreement has been duly authorized and has the authority to enter into this Agreement on behalf of such party; (2) the entry into and performance of this Agreement by such party do not violate its articles of association or other organizational documents, laws and regulations and financial regulations, or other legal documents to which it is subject, and all necessary internal and external authorizations, approvals, and registrations have been obtained to ensure that this Agreement is legally binding on such party and may be legally enforced.

4.2 The Borrower represents and warrants that it shall perform the following obligations prior to full performance of this Agreement:

(1) The Borrower shall at all times maintain its legal existence, with good credit status and no material adverse records, and shall provide Bank of Beijing with truthful and complete information regarding its financial and operating conditions and other important information relating to this Agreement, both prior to the execution of this Agreement and prior to each application for drawdown;

(2) The Borrower has sufficient and lawful sources of repayment matching the repayment schedule, with adequate debt repayment capacity;

(3) The Borrower’s production and operation shall be lawful and compliant, in compliance with and meeting the environmental protection standards and requirements, tax payment obligations, and other regulations stipulated by laws and regulations and other normative documents, and shall timely, lawfully, and effectively obtain necessary approvals and permits;

(4) The Borrower shall promptly provide complete, true, and valid materials to Bank of Beijing, accept and actively cooperate with Bank of Beijing’s inspection and supervision of its financial condition, operating condition, and loan payment and utilization under this Agreement, including but not limited to: (i) reasonably explaining the fund flow of each loan under this Agreement as required by Bank of Beijing and providing relevant payment vouchers and payment evidence to demonstrate compliance with this Agreement, and (ii) providing its audited complete financial statements for the previous year (including notes) and the audit report to Bank of Beijing by the end of April each year, and providing copies of the balance sheet, income statement, and cash flow statement as of the end of the previous quarter in the first month of each quarter (if audited semi-annual or quarterly financial statements are available, the audited complete statements and audit reports shall be provided); and (iii) other materials and information as reasonably required by Bank of Beijing;

(5) The Borrower shall abide by the principle of honesty and trustworthiness; all application materials, financial statements, and other information and materials provided to Bank of Beijing are true, accurate, complete, lawful, and valid, without any fraud, material omission, or material misrepresentation;

(6) If the Borrower undergoes merger, division, reduction of registered capital, application for suspension for rectification/takeover/dissolution/bankruptcy, or other matters affecting the applicant’s existence or continued operation, or conducts equity transfer, external investment, or material increase in debt financing or other material matters, it shall notify Bank of Beijing in writing at least 30 days in advance and obtain Bank of Beijing’s written consent; if a third party applies or an administrative/judicial authority orders the Borrower’s suspension for rectification/takeover/dissolution/bankruptcy, or the suspension or revocation of the business license for the Borrower’s principal business or material business, the Borrower shall notify Bank of Beijing in writing as soon as possible (no later than 3 business days) after becoming aware, and promptly take remedial measures;

(7) The Borrower shall notify Bank of Beijing in writing as soon as possible (no later than 5 business days) when there are changes to its industrial and commercial registration/filing matters, actual controller, top ten shareholders, directors, financial officer, or contact address;

(8) If the Borrower provides security to a third party (or debt assumption or similar arrangements with a security effect), or enters into partnership/contracted operation, waiver of material claims, acquisition and reorganization, transfer of principal business, or similar material transactions that may reduce the Borrower’s debt repayment capacity, or experiences material adverse events affecting its debt repayment capacity, it shall promptly notify Bank of Beijing in writing and obtain Bank of Beijing’s prior written consent; except that the above matters do not materially adversely affect the Borrower’s ability to perform this Agreement and the total amount of the above material transactions or the total amount of guarantees does not exceed 30% of the Borrower’s total assets nor 50% of its net assets;

(9) The Borrower shall promptly notify Bank of Beijing in writing of related party transactions (related parties and related party transactions shall be determined in accordance with the China Accounting Standards or International Accounting Standards applicable to the Borrower) that individually or in aggregate reach or exceed 10% of its net assets, including: the related party relationship of the transaction parties, transaction items and nature, transaction amounts or corresponding proportions, pricing policies (including transactions without amounts or with nominal amounts), etc., and the Borrower shall not engage in capital flight, fictitious transactions to obtain bank funds or credit, debt evasion through asset transfer, related party transactions that seriously impair its debt repayment capacity, money laundering, or other improper transactions;

(10) The Borrower shall at all times maintain the relevant financial indicators (calculated in accordance with the China Accounting Standards or International Accounting Standards applicable to the Borrower) within the ranges required by relevant laws and regulations, financial regulations, and Bank of Beijing;

(11) In cases where the after-tax net profit for the fiscal year is zero or negative or insufficient to cover accumulated losses from prior fiscal years, or where the pre-tax profit is insufficient to cover the next due loan principal and interest, no dividends or bonuses shall be distributed to shareholders in any form;

(12) The Borrower shall provide the security agreed in this Agreement to Bank of Beijing no later than prior to the first drawdown; see the security documents for details; the Borrower warrants that the pledge ratio and mortgage ratio under the security documents shall be maintained within the ranges agreed in the security documents (if any); the Borrower represents that it fully understands and accepts the terms and conditions of the relevant security documents, and warrants that all security provided to Bank of Beijing based on the relevant security documents is lawful, valid, and legally enforceable.

5. Taxes and Fees

All amounts under this Agreement are inclusive of tax, and the applicable tax rates shall be as provided by laws and regulations. Both parties shall respectively bear the stamp duty, taxes and administrative fees levied by the government or administrative management authorities that each party is required to pay under this Agreement. Other fees such as notarization fees, guarantee fees, insurance fees, and appraisal fees (if any) shall be borne in accordance with laws and regulations; where not provided by laws and regulations, they shall be borne as agreed through consultation between both parties.

6. Events of Default and Remedies

6.1 The occurrence of any one or more of the following circumstances shall constitute an event of default by the Borrower:

(1) The Borrower fails to use the loan in accordance with the purpose agreed in this Agreement, or fails to use or pay loan funds in the agreed manner (or circumvents the explicit agreement on entrusted payment by Bank of Beijing through splitting into smaller amounts), or fails to pay interest, loan principal, or other amounts due in full and on time;

(2) The Borrower breaches any provision of Article 4 “Representations and Warranties” of this Agreement;

(3) The documents or information submitted by the Borrower in its loan application or drawdown application are proven to be untrue or involve fraud, material omission, or material misrepresentation, or the Borrower fails or expressly indicates or demonstrates by its conduct that it will not fully and appropriately perform its representations, warranties, obligations, or responsibilities under this Agreement;

(4) Any security provider fails to fully and appropriately perform its representations, warranties, obligations, or responsibilities under the security documents, or an event of default occurs under the security documents, or the collateral/pledged property (if any) is damaged, lost, transferred, encumbered by any third party, seized/frozen/detained or enforced, or a right of residence is established on the mortgaged property (immovable property) (if any) without the prior written consent of Bank of Beijing, or the security documents or any security interest of Bank of Beijing is determined to be invalid, revoked, or discharged without the written consent of Bank of Beijing;

(5) Any material credit financing, guarantee, indemnity, or other debt repayment obligation of the Borrower becomes due and is not performed, or the business license for its principal business or material business is suspended or revoked, or it enters into suspension for rectification/takeover/dissolution/bankruptcy proceedings;

(6) The Borrower’s financial or operating condition undergoes material adverse changes, or adverse credit records are generated, or credit status declines, or disputes or administrative penalties that materially adversely affect its debt repayment capacity or the performance of this Agreement occur, or other circumstances occur that seriously adversely affect Bank of Beijing’s claims or security interests;

(7) The legal representative/person in charge/actual controller of the Borrower/Security Provider is lost to contact.

6.2 When the Borrower fails to repay any due and payable loan principal (including loan principal declared due in whole or in part by Bank of Beijing) or other amounts due on schedule and in full, the Borrower shall pay default interest on the overdue loan principal and other amounts due at a rate 50% above the then applicable contract interest rate (overdue default interest rate) on a daily basis, and compound interest shall be paid on interest not paid on time at the overdue default interest rate agreed in this Agreement until the principal and interest are fully repaid; if the Borrower uses the loan principal contrary to the purpose agreed in this Agreement or violates laws, regulations, or financial rules, the Borrower shall immediately repay the principal and interest of the loan so misused, and shall pay default interest on such portion of the loan principal at a rate 100% above the then applicable contract interest rate (misappropriation default interest rate) on a daily basis, and compound interest shall be paid on the interest not paid during the period of misuse of the loan principal at the misappropriation default interest rate agreed in this Agreement until repayment is completed. If the loan is both misused and overdue, the misappropriation default interest rate shall apply to the calculation of default interest and compound interest. The above provisions for the charging of default interest and compound interest do not affect other default remedies available to Bank of Beijing.

6.3 Upon the occurrence of an event of default by the Borrower, Bank of Beijing shall have the right to exercise default remedies in accordance with this Agreement and/or laws and regulations and financial regulations, including but not limited to requiring cure of default, changing the loan fund utilization or payment method, ceasing loan disbursement, charging default interest and compound interest, exercising security interests and rights of retention in accordance with law, declaring all or part of the debts under this Agreement to be immediately due and payable, public collection notice, claiming compensation for losses, and claiming reimbursement of expenses incurred by Bank of Beijing in realizing its claims and security interests (including but not limited to litigation/arbitration costs, appraisal/valuation/auction and other disposal costs, attorney fees, investigation and evidence collection costs, travel expenses, and other reasonable expenses).

6.4 If the currency of amounts recovered by Bank of Beijing in exercising its rights differs from the currency of amounts owed by the Borrower, the exchange rate published by Bank of Beijing for selling the currency of the debt and buying the currency of the recovery shall apply to satisfy Bank of Beijing’s claims after conversion. The exchange losses and conversion costs arising therefrom shall be borne by the Borrower, and the Borrower has the obligation to cooperate in completing the conversion formalities.

6.5 Amounts recovered by Bank of Beijing in exercising its rights shall be applied to satisfy its claims in the following order: (1) expenses for realizing claims and security interests and other expenses to be borne by the Borrower, (2) damages, compensation, and liquidated damages, (3) default interest and compound interest, (4) loan interest, (5) loan principal, (6) other amounts due; provided that Bank of Beijing may change the above order of application. Where the Borrower has multiple due and payable obligations, the repayment order determined by Bank of Beijing shall prevail.

6.6 If a party suffers force majeure and provides the other party with a certificate from a competent authority within 5 business days after the occurrence of such force majeure, such party may be exempted from the corresponding liability for breach of contract in accordance with law; provided that, for the avoidance of doubt, both parties confirm that the Borrower may be exempted from the corresponding liability for breach of contract after the occurrence of force majeure in accordance with law, but still has the obligation to repay the drawn loan principal, loan interest calculated at the contract interest rate on a simple interest basis, and expenses for realizing claims and security interests.

7. Enforcement Notarization

7.1 If Section W of this Agreement requires enforcement notarization, the Borrower shall complete the notarization formalities at a notary institution recognized by Bank of Beijing within the period agreed in this Agreement. Both parties agree to have this Agreement notarized as a creditor’s document with enforceable effect, and both parties fully understand the meaning, content, procedures, and effect of notarizing a creditor’s document with enforceable effect. Both parties agree that this Agreement shall have enforceable effect upon notarization, and if Bank of Beijing’s rights under this Agreement and/or the security documents are not fully realized in a timely manner, or if the Borrower/Security Provider is in default under this Agreement and/or the security documents, Bank of Beijing shall have the right to directly apply for an enforcement certificate based on this Agreement and/or the security documents, the performance records of the Borrower issued by Bank of Beijing, and the notarial documents, and apply to the people’s court with jurisdiction for enforcement to realize its rights under this Agreement and/or the security documents. The Borrower hereby specially undertakes to voluntarily waive the right of defense and voluntarily accept enforcement unconditionally.

7.2 Both parties agree that the notary institution has the right to verify whether the Borrower has fully performed its obligations to Bank of Beijing on schedule and in full by any means of verification, including but not limited to mail, telephone, facsimile, and email, and the notary institution has the right to verify information with the Borrower in accordance with the contact person name, reserved contact telephone, reserved facsimile, reserved mailing address, and reserved email address agreed in this Agreement. The Borrower agrees that the notary institution may issue an enforcement certificate based on the certification materials provided by Bank of Beijing alone under the following circumstances: (1) the notary institution is still unable to contact the reserved contact person of the Borrower after notifying them in accordance with the contact method agreed in this Agreement; (2) the Borrower has objections to the certification materials provided by Bank of Beijing but is unable to provide contrary evidence within three days after receiving the notary institution’s notice, or the contrary evidence provided is insufficient; (3) the Borrower has no objection to the certification materials provided by Bank of Beijing.

8. Governing Law and Dispute Resolution

8.1 This Agreement shall be governed by the laws and regulations of the People’s Republic of China; all disputes arising under or in connection with this Agreement shall first be resolved through friendly consultation, and if consultation fails, they shall be submitted to the people’s court at the place of execution of this Agreement for litigation resolution.

8.2 If a security document has separate clear written provisions on governing law and dispute resolution under such document, and Bank of Beijing only files a lawsuit against the security provider, such provisions shall apply; if there is no written provision, the written provision is unclear, the provision is invalid/revoked in accordance with law, or Bank of Beijing files a lawsuit against both the Borrower and the security provider together, the provisions of this Agreement shall apply.

9. Assignment

The Borrower may not assign any of its rights, obligations, or responsibilities under this Agreement to another party, or create security or establish a trust over its rights, without the prior written consent of Bank of Beijing. Bank of Beijing has the right to unilaterally assign its rights under this Agreement and the relevant security documents to other parties, use them as investment assets for trusts, create security or/and establish trusts, or conduct asset securitization, without separately obtaining the consent of the Borrower, and may notify the Borrower by publishing an announcement (which shall not be deemed a breach of confidentiality obligations) or sending written notice. The Borrower shall continue to be responsible to Bank of Beijing and its assignees and beneficiaries in accordance with this Agreement.

10. Miscellaneous

10.1 This Agreement is a specific business contract under the related contract described in Section A of this Agreement (if any); matters not provided in this Agreement shall be governed by the related contract; where the two are inconsistent, this Agreement shall prevail. Where the special provisions of Section X of this Agreement are inconsistent with other provisions of the main text of this Agreement, the special provisions of Section X shall prevail; unless otherwise expressly agreed in writing, where annexes to this Agreement are inconsistent with the main text, the main text of this Agreement shall prevail.

10.2 Any notice or document given by either party under this Agreement: (i) if delivered in person or by entrusted delivery, the date of receipt by the notified party or its legal representative, person in charge, actual controller, major shareholder, or receiving agent shall be the date of delivery; (ii) if sent by postal express or intra-city (including urban and suburban) registered mail, the 3rd day after the date of mailing shall be the date of delivery; (iii) if sent by other mailing methods, the 7th day after the date of mailing shall be the date of delivery; (iv) if sent by facsimile, SMS, email, or other electronic means, the date when the relevant information enters the facsimile, mobile phone number, telephone, or email address agreed at the beginning of this Agreement shall be the date of delivery, or the date when the sender receives information that such information failed to enter the aforesaid electronic systems shall be deemed the date of delivery; where the delivery date determined in accordance with the above is inconsistent with the actual receipt date or formal sign-off date by the notified party, the earlier date shall prevail. However, for the avoidance of doubt, both parties confirm that documents requiring personal delivery by the Borrower to Bank of Beijing shall be directly handed over by a designated representative of the Borrower to the authorized officer of Bank of Beijing, and Bank of Beijing has the right to serve notices or documents on the Borrower through official announcements (including but not limited to official websites, online banking, mobile banking, electronic channels, official WeChat public accounts, etc.), and the publication date shall be the date of delivery. Either party changing its contact information shall promptly notify the other party in writing; otherwise, the other party shall still be entitled to treat the contact information prior to the change as valid.

10.3 The Borrower hereby irrevocably undertakes that its contact person, mailing address, postal code, telephone, facsimile, email address, and other contact information listed at the beginning of this Agreement are all valid contact information (including but not limited to receiving various notices, agreements, and other documents, as well as receiving relevant documents and legal documents when contract disputes arise, and including receiving relevant documents and legal documents in the first instance, second instance, retrial, and other trial procedures and enforcement procedures after the dispute enters arbitration or civil litigation procedures). The Borrower agrees that people’s courts, arbitration institutions, and notary institutions may directly use the above contact information as its confirmed valid address for service of legal documents and notarial documents. Relevant notices, documents, legal documents, and notarial documents may be served in accordance with the method agreed in Section 10.2 of this Agreement. The Borrower shall notify Bank of Beijing in writing of any change to its service address at least 3 business days in advance, and when changing the service address during arbitration or civil litigation procedures, the Borrower shall fulfill the obligation to notify of the change of service address to the notary institution, arbitration institution, and court. If the notification obligation is not fulfilled in the aforesaid manner, the service address listed and confirmed by the Borrower at the beginning of this Agreement shall still be deemed a valid service address. If, due to inaccurate service address provided or confirmed by the Borrower, failure to promptly notify Bank of Beijing, the notary institution, the court, or the arbitration institution in writing at least 3 business days prior to the address change after the service address is changed, refusal to sign for receipt by the Borrower or its designated receiving agent, or other reasons, the service of notices or relevant legal documents by mail by Bank of Beijing, the people’s court, the arbitration institution, or the notary institution cannot be served or is not actually received by the Borrower, for service by mail, the date of return of the document or the date recorded on the return receipt shall be deemed the date of service; where the delivery date determined in accordance with this provision is inconsistent with the actual receipt date or formal sign-off date by all parties, the earlier date shall prevail; for direct service, the date on which the server records the circumstances on the spot on the return receipt shall be deemed the date of service. Where the obligation to notify of a change of service address has been fulfilled, the changed service address shall be the valid service address. With respect to the service address confirmed by the Borrower at the beginning of this Agreement, the court or arbitration institution may directly serve by mail when conducting service; even if the party fails to directly receive the documents mailed by the court or arbitration institution, they shall be deemed served due to the aforesaid agreement. Regardless of whether the Borrower actually directly receives the letters sent by Bank of Beijing, the legal documents sent by the people’s court or arbitration institution, or the notarial documents sent by the notary institution through any means of service and in any file format, the Borrower shall bear all possible legal consequences from the date of service or deemed service; at the time of signing this Agreement, the Borrower has accurately and completely understood the agreed matters regarding the service address and is willing to bear the legal consequences arising from service by the people’s court, arbitration institution, or notary institution to the above service address, recipient, or receiving agent, and the Borrower will not raise any objection to any provisions relating to service on the grounds of gross misunderstanding, manifest unfairness, or any other reason.

10.4 The Borrower agrees and authorizes Bank of Beijing Co., Ltd. and its branches to have the right, in providing financial products and services to the Borrower, to collect, inquire, understand, analyze, print, preserve, and use information related to the Borrower’s credit, loans, loan-related transactions, guarantees, secured property (including but not limited to collateral, pledged property, etc.) and other assets, housing fund contributions, social security contributions, tax payments, consumption, and liabilities, credit status, judicial measures such as seizure, relevant administrative penalty information for misappropriation of loans, and other information through the People’s Bank of China personal credit information basic database, the People’s Bank of China enterprise credit information basic database, other databases legally established with approval from the competent government authorities, and qualified institutions or units (including but not limited to public security organs, courts, industrial and commercial authorities, property registration authorities, regulatory authorities, and institutions capable of providing real estate/housing fund/social security/tax/credit data, etc.). Bank of Beijing Co., Ltd. and its branches have the right to enter the above information and other information and circumstances provided by the Borrower into the above databases and information banks for inquiry and use by qualified institutions or units (including but not limited to credit reporting agencies, public security organs, courts, industrial and commercial authorities, property registration authorities, regulatory authorities, and institutions capable of providing real estate/housing fund/social security/tax/credit data, etc.)/individuals.

Meanwhile, Bank of Beijing Co., Ltd. and its branches have the right, in assigning the rights under the business conducted with the Borrower to other parties, using them as investment assets for trusts, creating security or establishing trusts, conducting asset securitization, financial service outsourcing, and debt collection, to provide the above information and other information and circumstances provided by the Borrower that Bank of Beijing Co., Ltd. and its branches have learned to third parties; and have the right to provide relevant information to relevant regulatory, judicial, and administrative management departments in accordance with laws, regulations, and regulatory requirements.

10.5 Unless otherwise agreed in this Agreement, either party shall be obligated to maintain the confidentiality of the other party’s trade secrets and other non-public information that the other party expressly requires to be kept confidential, obtained during the process of entering into and performing this Agreement, until such information ceases to be confidential, and shall not publicly disclose or disclose to any third party without the other party’s written permission; however, disclosure by a party in accordance with the requirements of relevant laws and regulations or competent authorities or regulatory authorities or their listed exchanges, or reasonable disclosure to such party’s auditors, financial advisors, legal advisors, or other intermediaries for the purpose of this Agreement (such party shall require the above institutions and persons to undertake confidentiality obligations), shall not be deemed a breach of confidentiality obligations.

10.6 The validity of this Agreement is independent of security documents, related contracts (if any), and any contracts/agreements/undertakings, and is not affected by the validity and enforceability of the above documents. When any provision or content of this Agreement is revoked or determined to be invalid in accordance with law, the validity of other provisions and contents shall not be affected and shall remain valid. The failure of a party to exercise corresponding remedies when the other party is in default shall not be deemed a waiver of rights or permission of the default.

10.7 This Agreement shall take effect after both parties affix their electronic signatures, and electronic signatures shall have the same legal effect and evidentiary effect as handwritten signatures or seals; the Borrower expressly acknowledges that it shall use an electronic signature that can be certified by a third party as stipulated by the Electronic Signature Law of the People’s Republic of China to sign this Agreement online. The Borrower may log in to the online platform for contract signing to review and download this Agreement; if there is a security provider, the Borrower shall be responsible for providing the security provider with the electronic version of this Agreement, but the Borrower’s failure to provide the same shall not adversely affect Bank of Beijing’s claims and security interests.

10.8 Both the lending and borrowing parties acknowledge that this Agreement is executed by electronic signature. The Borrower warrants that the electronic signature method used in the Lender’s electronic channels complies with the reliable electronic signature method agreed upon by both the lending and borrowing parties; the Borrower’s login method to the Lender’s electronic channels is the identity authentication method recognized by both parties, and all operations after such identity authentication shall be deemed to be conducted by the Borrower itself, and the Borrower undertakes to bear responsibility for the legal consequences arising therefrom.

The Borrower hereby confirms that: it has fully reviewed this Agreement, Bank of Beijing has drawn its attention to the provisions relating to liability or limitation of rights and has provided full explanation and clarification of this Agreement; after consultation and discussion with Bank of Beijing, the Borrower fully understands and agrees to all contents of this Agreement, including the Conditions Table, Basic Terms of Agreement, and annexes to this Agreement, has a clear, accurate, and comprehensive understanding of both parties’ rights and obligations, and has no questions or objections.

(End of Main Text)

The parties execute as follows:

Borrower:	Lender:

WIPO (Shanghai) New Energy	Bank of Beijing Co., Ltd. Shanghai Branch
Technology Co., Ltd.

(Seal)	(Seal)